EXHIBIT 10.10
Execution Version
DISTRIBUTION OPTION AGREEMENT
     THIS DISTRIBUTION OPTION AGREEMENT (the “Agreement”), is made and entered into on December 7, 2007 (the “Effective Date”), by and between (i) Boston Scientific Corporation, a Delaware corporation (“BSC”), and (ii) Reva Medical, Inc., a California corporation (“Reva”).
     WHEREAS, each of Reva and BSC desires to enter into this Agreement to facilitate the contemplated sale by Reva for cash of shares of its Series H Preferred Stock, no par value per share;
     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 13, 2004, by and among (i) BSC, (ii) RMI Acquisition Corp. (the “Merger Sub”), a California corporation and a wholly-owned subsidiary of Boston Scientific Scimed, Inc., a Minnesota corporation and a subsidiary of BSC formerly known as Scimed Life Systems, Inc. (“Scimed”), (iii) Reva, and (iv) the members of the Stockholder Representative Committee referred to therein, BSC has an exclusive option (the “Company Option”) to acquire all of the outstanding capital stock, options, warrants and other rights exercisable for, or instruments convertible into, shares of capital stock of Reva;
     WHEREAS, if BSC exercises the Company Option, Reva, BSC and Merger Sub will consummate the Merger described in the Merger Agreement, pursuant to which Merger Sub will merge (the “Merger”) with and into Reva and Reva, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Scimed;
     WHEREAS, immediately following the execution and delivery of this agreement, BSC, Reva, Merger Sub and the Stockholder Representative Committee intend to enter into an amendment to the Merger Agreement (the “Amendment”) providing that, among other things, (i) upon the consummation of an initial closing of a Qualified Equity Financing in which the Company receives aggregate net cash proceeds (not subject to any contingencies) of no less than $10,000,000, the Company Option shall be suspended until September 30, 2008, unless the Company has received aggregate net cash proceeds (not subject to any contingencies) equal to no less than $25,000,000 in a Qualified Equity Financing prior to such date (including such amounts received at such initial closing), in which event the Company Option shall be suspended until the third anniversary of the consummation of the initial closing of the Qualified Equity Financing (the date upon with the Company Option shall no longer be suspended being referred to herein as the “Restoration Date”), and (ii) upon the consummation by Reva at any time prior to the Restoration Date of an initial public offering of shares of its capital stock resulting in the receipt by Reva of no less than $50,000,000 in aggregate gross cash proceeds, the Company Option shall be terminated; and
     WHEREAS, BSC is unwilling to enter into the Amendment unless this Agreement is executed and delivered by the parties hereto.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereby agree as follows:

1. Definitions. As used herein the following terms not otherwise defined have the following respective meanings:
     “Affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.
     “business days” (whether such term is capitalized or not) shall mean any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are open for business.
     “Clinical Milestone” shall mean the date occurring ninety (90) days following the delivery by Reva to BSC of each of (i) all material information (including, but not limited to, all case report forms and all data concerning imaging, death, MI, ST and TLR) available to Reva relating to the one year follow-up of at least 200 implanted resorbable drug coated stents of Reva from a human clinical trial conducted in accordance with applicable laws and regulations (the “Implanted Stents”), (ii) all material information (including, but not limited to, core lab acute gain, late loss, and binary angiographic restenosis) relating to the 8-9 month angiographic follow-up of at least 100 of such Implanted Stents, and (iii) all material information relating to the 8-9 month IVUS of at least 40 of such Implanted Stents.
     “Coronary Stent Product” shall mean Reva’s bioresorbable coronary stent products and (i) any stent products subsequently developed by Reva that serve as line extensions thereto, (ii) any associated products of Reva that are integral to the performance of Reva’s bioresorbable coronary stent products or sold therewith as part of a kit, and (iii) any Improvements or substitutes therefor.
     “Corresponding Stent Product” shall mean, (i) with respect to any Directly Competitive Resorbable Stent Product that is a coronary stent product, the Coronary Stent Product, and (ii) with respect to any Directly Competitive Resorbable Stent Product that is a peripheral vascular stent product, the Peripheral Vascular Stent Product.
     “Direct Competitor” shall mean Medtronic, Johnson & Johnson Corporation and Abbott Laboratories and each of their respective Affiliates.
     “Directly Competitive Resorbable Stent Product” shall mean any bioresorbable coronary or peripheral vascular stent product, other than, (i) with respect to a coronary stent product, the Coronary Stent Product, and, (ii) with respect to a peripheral vascular stent product, the Peripheral Vascular Stent Product, in each case with approved indications substantially similar to those of the Coronary Stent Product or Peripheral Vascular Stent Product, as applicable.
     “Effectiveness Time” shall be the moment in time immediately following the initial closing of a Qualified Equity Financing, provided, that such closing results in the Company actually receiving aggregate net cash proceeds (not subject to any contingencies) equal to no less than $10,000,000.
     “FDA” means the United States Food and Drug Administration, or any successor entity.

     “Improvement” shall mean an addition, development, enhancement, update or other change in any Product, including any extension of the label claims for any Product and any new design for any Product.
     “IVUS” shall mean intravascular ultrasound.
     “MI” shall mean acute myocardial infarction.
     “Jurisdiction” shall mean each country or other jurisdiction in the world; provided, that the member states of the European Union shall each be considered a single Jurisdiction for purposes hereof.
     “Option Period” shall mean the period of time beginning as of the Effectiveness Time and ending, unless otherwise terminated earlier pursuant to Section 3 hereof, on the date on which the Clinical Milestone is achieved.
     “Peripheral Vascular Stent Product” shall mean Reva’s bioresorbable peripheral vascular stent products and (i) any stent products subsequently developed by Reva that serve as line extensions thereto, (ii) any associated products of Reva that are integral to the performance of Reva’s bioresorbable peripheral vascular stent products or sold therewith as part of a kit and (iii) any Improvements or substitutes therefor.
     “person” (whether such term is capitalized or not) shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Product” shall mean any of the Coronary Stent Product or Peripheral Vascular Stent Product.
     “Product Approvals” shall mean, with respect to a Jurisdiction, all regulatory approvals required for importation, exportation, promotion, pricing, marketing and sale of any Product in such Jurisdiction.
     “Qualified Equity Financing” shall mean the sale for cash of a new series of Company Preferred Stock (as defined in the Merger Agreement) on or after the Effective Date to a syndicate of investors led by a non-affiliated third party in a transaction which may include one or more closings pursuant to which Reva shall actually receive aggregate net proceeds (not subject to any contingencies) equal to no less than $25,000,000; provided, however, that the initial closing (or first closing) of a Qualified Equity Financing shall be deemed to have occurred at such time as the Company shall have received in an initial closing (whether or not any subsequent closings actually take place) not less than $10,000,000 pursuant to the terms and conditions set forth above.
     “ST” shall mean stent thrombosis.
     “TLR” shall mean target lesion revascularization.

     The following table sets forth certain other defined terms and the section of this Agreement in which the meaning of each such term appears:

Defined Term	Section
“Agreement”	Preamble
“Amendment”	Preamble
“BSC”	Preamble
“Company Option”	Preamble
“Effective Date”	Preamble
“Foreign Jurisdiction”	1.2
“Implanted Stents”	1, “Clinical Milestone”
“Merger”	Preamble
“Merger Agreement”	Preamble
“Merger Sub”	Preamble
“Negotiation Period”	1.3(b)
“Option”	1.1
“Option Exercise Notice”	1.1
“Qualified Equity Financing”	Preamble
“Restoration Date”	Preamble
“Reva”	Preamble
“Scimed”	Preamble
     2. Option to Distribute Products.
     2.1 Distribution Options. Reva hereby grants to BSC an exclusive right with respect to each Jurisdiction on an exclusive basis (in each case, an “Option”), exercisable in each case in BSC’s sole discretion at any time during the Option Period, to sell, market and distribute Products in such Jurisdiction. BSC may exercise the Option with respect to any Jurisdiction by delivering written notice (each an “Option Exercise Notice”) to Reva at any time during the Option Period. Notwithstanding the foregoing, from and after such time, if any, that BSC first sells, markets or distributes any Directly Competitive Resorbable Stent Product in any Jurisdiction, then each Option shall become an option to obtain nonexclusive rights in such Jurisdiction solely with respect to the applicable Corresponding Stent Product and all exclusive arrangements in such Jurisdiction shall become nonexclusive in such Jurisdiction solely with respect to such Corresponding Stent Product.
     2.2 Exclusive Distribution Right. Reva hereby agrees that at all times prior to the expiration or termination of the Option Period, it will not market, sell or distribute any Product in any Jurisdiction or enter into any agreement or take any other action (including but not limited to, (i) granting any third party the right, or otherwise permitting any third party, to sell, market or distribute any Product in any Jurisdiction, (ii) entering into any distribution agreement with any third party in respect of any Product, and (iii) transferring or licensing to any third party any proprietary rights or other intellectual property) that would prevent or hinder BSC from exercising any Option; provided, however, that notwithstanding anything to the contrary in this Section 2, if BSC sells, markets or distributes any Directly Competitive Resorbable Stent

Product in any Jurisdiction, then Reva shall be entitled to market, sell and distribute the applicable Corresponding Stent Product in such Jurisdiction, or grant other parties the right to do so, in each case on a non-exclusive basis. Notwithstanding anything to the contrary herein, if (x) Reva receives Product Approval in respect of any Jurisdiction, or any country or territory within a Jurisdiction (in the case of the European Union), outside of the United States (each a “Foreign Jurisdiction”) with respect to any Product prior to the submission by Reva to the FDA of an application for Product Approval in the United States with respect to such Product, and (y) BSC does not deliver to Reva an Option Exercise Notice with respect to such Product and such Foreign Jurisdiction prior to the ninetieth (90th) day following receipt by BSC of a written inquiry from Reva (which written inquiry may not be delivered to BSC until after such time as Reva has obtained Product Approval in respect of such Product and such Foreign Jurisdiction) inquiring whether BSC intends to exercise the Option with respect to such Product and such Foreign Jurisdiction or BSC delivers an Option Exercise Notice with respect to such Product and such Foreign Jurisdiction but BSC and Reva are unable to agree upon the terms of a definitive distribution agreement prior to the expiration of the Negotiation Period, then Reva may sell, market and distribute such Product in such Foreign Jurisdiction directly or through any third party that is not a Direct Competitor, provided, however, that any and all distribution, reseller or similar agreement(s) entered into between Reva and any such third party shall be terminable, without cost or penalty to BSC, on no more than ninety (90) days’ written notice.
     2.3 Negotiation of Agreement.
          (a) If BSC exercises any Option(s), negotiations will begin as soon as reasonably practicable thereafter and the parties shall negotiate in good faith to enter into a mutually acceptable definitive distribution agreement with respect to such Option(s), which shall be prepared by BSC in a form reasonably acceptable to Reva, with customary terms and provisions, including without limitation, customary provisions relating to indemnification and representations and warranties covering, among other things, ownership, manufacturing, regulatory approvals, product quality, no liabilities, infringement and Intellectual Property coverage. In addition to such customary provisions, such definitive distribution agreement shall also include provisions that (i) Reva shall be obligated to meet all legal and regulatory requirements, as well as BSC quality standards, with respect to the design, development, and manufacturing of all Products and will contain all quality control provisions from BSC’s then current standard supplier quality agreement, (ii) the transfer price for Products shall be equal to *** percent (***%) of BSC’s average selling price for such Products, (iii) the term of such distribution agreement shall not be less than five (5) years, (iv) BSC shall not be required to make any payments, other than payments of the aforementioned transfer price for Products, with respect to the sale, marketing or distribution of Products, (v) BSC shall be the exclusive distributor of the Products at all times during the term of such distribution agreement so long as BSC does not commence the selling, marketing or distributing of any Directly Competitive Resorbable Stent Product, with any such distribution agreement becoming non-exclusive with respect to (x) any Jurisdiction and (y) the applicable Corresponding Stent Product, at such time as BSC first sells, markets or distributes any Directly Competitive Resorbable Stent Product in such Jurisdiction, and (vi) BSC shall have sole discretion over all marketing and sales decisions relating to the Products.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

          (b) If BSC and Reva are unable to agree upon the terms of a definitive distribution agreement through good faith negotiations with respect to any Option within ninety (90) days of BSC’s exercise of such Option (the “Negotiation Period”), or if BSC delivers at any time written notice to Reva that it elects not to exercise any Option, then Reva shall be permitted to sell, market and distribute Products in the Jurisdiction pertaining to any such Option itself or offer the right to sell, market and distribute Products in the Jurisdiction pertaining to any such Option to a third party, provided that, in the case of any such offer made to any such third party, the terms of such offer, and of any definitive agreement establishing such third party’s right to sell, market and distribute Products, shall not be materially more favorable than the most favorable terms offered by Reva to BSC at any time after the date of this Agreement and prior to the end of the Negotiation Period regarding BSC’s right to sell, market and distribute Products in the Jurisdiction pertaining to any such Option.
     2.4 Due Diligence. During any negotiation period for a distribution agreement contemplated by this Section 2, subject to the parties entering into a confidentiality agreement in form and substance reasonably acceptable to Reva, BSC shall be provided the opportunity to perform reasonable financial, legal, business and other due diligence regarding the Products. BSC shall not be required to enter into any distribution agreement with respect to any Option under any circumstances where it is not satisfied, in its sole discretion, with the results of such due diligence review. Reva shall provide BSC with reasonable cooperation in such due diligence review, including, allowing BSC access to its books, records, facilities and personnel.
3. Term and Termination.
     3.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the termination or expiration of the Option Period; provided, however, that (i) this Agreement may be terminated earlier in accordance with the provisions of this Section 3 and (ii) this Agreement shall continue in full force and effect at all times during any Negotiation Period.
     3.2 Termination by BSC. BSC may terminate this Agreement, for any reason or no reason, at any time from and after the Effective Date by written notice to Reva.
     3.3 Survival of Certain Terms. The provisions of Sections 2.3(b), 3 and 4 of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.
     3.4 Effect of Termination. The parties acknowledge that upon termination of this Agreement as permitted under, and in accordance with the terms of this Section 3, no party shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except to the extent that such losses arise out of or are related to a breach of the agreements or covenants hereunder of another party hereto prior to or contemporaneous with such termination.
     3.5 Termination for Insolvency. This Agreement shall terminate without notice (a) upon the institution by or against BSC of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a party’s debts, which proceedings are not abandoned, dismissed or otherwise terminated within thirty (30) calendar days after the commencement thereof, (b) upon BSC’s making an assignment for the benefit of creditors, or (c) upon BSC’s dissolution or ceasing to do business.
4. Miscellaneous.
     4.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles. EACH OF BSC AND REVA HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE COMMON WEALTH OF MASSACHUSETTS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF BSC AND REVA HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY MASSACHUSETTS STATE OR FEDERAL COURT SITTING IN THE CITY OF BOSTON. EACH OF BSC AND REVA AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF BSC AND REVA IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 4.1 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     4.2 Assignability and Binding Effect. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that (a) BSC may assign all or any of its rights hereunder to any Affiliate of BSC; provided, that no such assignment to an Affiliate shall relieve BSC of its obligations hereunder, and (b) BSC may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of BSC or of its interventional cardiology business unit; provided, that such person assumes BSC’s obligations under this Agreement, in writing, and agrees to be bound by and comply with all of the terms and conditions hereof.
     4.3 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.

     4.4 Titles and Subtitles. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation”.
     4.5 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.5):
if to BSC:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Attention: Chief Financial Officer
Facsimile: 508-650-8956
with a copy to:
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Attention: Assistant General Counsel
Facsimile: 508-650-8956
if to Reva:
REVA Medical, Inc.
5751 Copley Drive, Suite B
San Diego, CA 92111
Attention: President
Telephone: (858) 430-0720
Facsimile: (858) 430-0729
with a copy to:
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Michael S. Kagnoff, Esq.
Telephone: (858) 450-8400
Facsimile: (825) 450-8499

     4.6 Fees and Expenses. All costs and expenses incurred in connection with this Agreement by Reva shall be paid by Reva. All costs and expenses incurred in connection with this Agreement by BSC shall be paid by BSC.
     4.7 Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of BSC and Reva.
     4.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein are consummated as originally contemplated to the fullest extent possible.
     4.9 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
[The remainder of the page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Distribution Option Agreement as an instrument under seal as of the date first above written.

BSC: BOSTON SCIENTIFIC CORPORATION
By:	/s/ Jim Gilbert
	Name:	Jim Gilbert
	Title:	Executive Vice President and Group President, Cardiovascular

REVA: REVA MEDICAL, INC.
By:	/s/ Robert K. Schultz
	Name:	Robert K. Schultz
	Title:	President